Exhibit 4.44
Execution version
Dated 31 August 2016
DRILLSHIP ALONISSOS STOCK TRUST
as Shareholder
and
DNB BANK ASA
as Security Agent
SHARES SECURITY DEED
relating to
the shares of Drillship Alonissos Shareholders Inc.

Index
Clause		Page
1	Definitions and Interpretation	1
2	Covenant to Pay and Covenant to Perform	3
3	Creation of Security	4
4	Dealings with Shares	7
5	Representations	8
6	Protection of Security	8
7	Enforceability and Security Agent's Powers	9
8	Receiver	12
9	Protection of Third Parties	13
10	Application of Moneys	13
11	Further Assurance	14
12	Power of Attorney	14
13	Incorporation of Facilities Agreement Provisions	15
14	Indemnities	15
15	Limitation of Liability Of Shareholder	16
16	Costs and Expenses	16
17	Supplemental	17
18	Transfer by Security Agent	17
19	Governing Law	17
20	Enforcement	17

Schedules

Execution
Execution Page	24

Execution version
THIS DEED is made on 31 August 2016
PARTIES
(1)	DRILLSHIP ALONISSOS STOCK TRUST, a Delaware statutory trust (together with its successors and permitted assigns, the "Shareholder")
(2)	DNB BANK ASA, acting through its office at Dronning Eufemias gate 30, 0191 Oslo, Norway (the "Security Agent")
BACKGROUND
(A)	By the Facilities Agreement, the Lenders agreed to make available to the Company facilities of up to USD 475,000,000.
(B)	By the Facilities Agreement it was agreed that the Security Agent would hold the Security Property on trust for the Secured Parties.
(C)	It is a condition precedent to the continued availability of the Facilities under the Facilities Agreement that the Shareholder enters into this Deed as security for the Secured Liabilities.
(D)
The Company is authorised to issue 500 registered shares with a par value of US$20 per share of which 500 shares have been issued and are outstanding in registered f1orm in the ownership of the Shareholder.

(E)	This Deed is the Shares Security relating to the Company referred to in the Facilities Agreement.
OPERATIVE PROVISIONS
1	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Deed:
"Company" means Drillship Alonissos Shareholders Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
"Derivative Assets" means all dividends, interest and other moneys paid or payable after the date of this Deed on all or any of the Shares and all rights accruing at any time to or in respect of all or any of the Shares (including, without limitation, any warrants issued with the Shares, put and call options, pre-emption rights and any proceeds of sale or other realisation of all or any part of the Shares).
"Enforcement Notice" means a notice in writing from the Security Agent to the Shareholder served at any time after the occurrence of an Event of Default which is continuing stating that the Security Agent is exercising, or is about to exercise, all or any of its rights and powers under this Deed.
"Facilities Agreement" means the facilities agreement originally dated 13 February 2015, as amended by an amending and restating agreement dated on the date of this Deed and made between, amongst others, (i) the Company as borrower, (ii) the Drillship Owner as guarantor, (iii) the Original Commercial Lenders, (v) the Original Kexim Guaranteed Lenders, (vi) Kexim, (vii) the Mandated Lead Arrangers, (viii) the Hedge Counterparties and (ix) DNB Bank ASA as the Kexim Guarantee Agent, the Coordinator, the Facility Agent and the Security Agent.

"Instrument of Transfer" means a blank, undated stock Instrument of Transer executed by the Shareholder in the form set out in Schedule 1 (Instrument of Transfer).
"Irrevocable Proxy and Power of Attorney" means an irrevocable proxy and power of attorney executed by the Shareholder in the form set out in Schedule 2 (Irrevocable Proxy and Power of Attorney) for the general purpose of securing the performance of this Deed and more specifically the proprietary interest of the Security Agent under it.
"Letter of Authorisation" means a letter of authorisation in the form set out in Schedule 4 (Letter of Authorisation).
"Letter of Resignation" means an undated, signed letter of resignation in the form set out in Schedule 3 (Letter of Resignation).
"Original Shares" means 500 registered shares of US$20 par value issued in registered form (represented by share certificate numbered 2), a copy of which is attached at Schedule 5 (Copy Share Certificate) to the Shareholder.
"Party" means a party to this Deed.
"Repeating Representation" means each of the representations set out in Clause 5 (Representations).
"Secured Liabilities" means all present and future obligations and liabilities, actual or contingent, of the Shareholder to the Secured Parties or any of them under or in connection with the Finance Documents or any of them.
"Security Assets" means the Shares and the Derivative Assets which are or may become the subject of this Deed.
"Security Period" means the period starting on the date of the Facilities Agreement and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.
"Shares" means:
(i)	the Original Shares; and
(ii)
all other shares in the Company from time to time owned by the Shareholder during the Security Period (and includes all stocks, shares and other securities issued or accruing at any time by way of redemption, bonus, rights, preference or otherwise to the Shareholder in respect of all or any of the Shares or offered in substitution or exchange for all or any of the Shares).

"Trust" means the Delaware Statutory Trust created by the Trust Agreement.
"Trust Agreement" means the agreement creating the "Drillship Alonissos Stock Trust" dated 30 August 2016 and made among (i) the Trustsee as trustee, (ii) Ocean Rig UDW Inc. and (iii) the Company.
"Trustee" means Wilmington Trust Company, the trustee of the Trust.
1.2	Defined expressions
Defined expressions in the Facilities Agreement shall have the same meanings when used in this Deed unless the context otherwise requires or unless otherwise defined in this Deed.

1.3	Application of construction and interpretation provisions of Facilities Agreement
Clause 1.2 (construction) of the Facilities Agreement applies to this Deed as if it were expressly incorporated in it with any necessary modifications.
1.4	Inconsistency between Facilities Agreement provisions and this Deed
This Deed shall be read together with the Facilities Agreement, but in case of any conflict between the Facilities Agreement and this Deed, unless expressly provided to the contrary in this Deed, the provisions of the Facilities Agreement shall prevail.
1.5	Third party rights
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed
2	COVENANT TO PAY AND COVENANT TO PERFORM
2.1	Covenant to pay
The Shareholder shall duly and punctually pay and discharge the Secured Liabilities in the manner provided for in the Finance Documents.
2.2	Covenant to perform
The Shareholder covenants with the Security Agent to:
(a)
observe and perform all its obligations under the Finance Documents, other than those referred to in Clause 2.1 (Covenant to pay), to the Security Agent and the other Secured Parties or any of them under the Finance Documents; and

(b)	procure the observance and performance by the Company of its obligations under the Finance Documents.
2.3	Covenant to pay expenses etc
The Shareholder shall pay to the Security Agent all such expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Deed to be payable by the Shareholder to, or recoverable from the Shareholder by, the Security Agent (or in respect of which the Shareholder agrees in this Deed to indemnify the Security Agent) at the times and in the manner specified in this Deed.
2.4	Covenant to pay default interest
The Shareholder shall pay to the Security Agent interest on any expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Clause 2.3 (Covenant to pay expenses etc) from the date on which the relevant expense, claim, liability, loss, cost, duty, fee, charge or other money is paid or incurred by the Security Agent (as well after as before judgment):
(a)	at the rate described in clause 8.3 (default interest) of the Facilities Agreement;
(b)	compounded in accordance with clause 8.3 (default interest) of the Facilities Agreement; and
(c)	on demand in accordance with clause 8.3 (default interest) of the Facilities Agreement.

3	CREATION OF SECURITY
3.1	Security
The Shareholder with full title guarantee (with the intent that the Security so constituted shall extend to all beneficial interests of the Shareholder in the Security Assets):
(a)	mortgages, pledges, charges and otherwise creates a Security in, and agrees to mortgage, pledge, charge and otherwise create a Security in, the Shares in favour of the Security Agent; and
(b)	assigns to the Security Agent absolutely all rights and interests of every kind which now or at any later time it has to, in or in connection with the Derivative Assets, as a continuing security for the due and punctual payment and discharge by the Shareholder of the Secured Liabilities under Clause 2.1 (Covenant to pay) and the observation and performance by the Shareholder of all its obligations under Clause 2.2 (Covenant to perform).
3.2	Security documentation
(a)	As security for its obligations and liabilities under this Deed:
(i)	the Shareholder has delivered, or procured there to be delivered to the Security Agent:
(A)
all share certificates in respect of the Original Shares (unless such share certificates are held by third parties acceptable to the Security Agent and who have undertaken directly with the Security Agent to hold the same to the order of the Security Agent);

(B)	(if such Original Shares are in registered form) Instruments of Transfer in respect of the Original Shares;
(C)	an Irrevocable Proxy and Power of Attorney in respect of the Original Shares;
(D)	a Letter of Resignation from each of the Directors and Officers of the Company;
(E)	a Letter of Authorisation from each of the Directors and Officers of the Company;
(ii)	the Shareholder will deliver, or procure there to be delivered, to the Security Agent immediately upon (subject to 3.3 (Shares)) the issue of any further Shares to it:
(A)	all share certificates in respect of those further Shares;
(B)	(if those further Shares are in registered form) Instruments of Transfer in respect of those further Shares; and
(C)	an Irrevocable Proxy and Power of Attorney in respect of those further Shares; and
(iii)
without prejudice to Clause 3.3 (Shares), the Shareholder will deliver, or procure there to be delivered, to the Security Agent immediately upon the appointment of any other director, officer or secretary of the Company, a Letter of Resignation and a Letter of Authorisation from that director, officer or secretary.

3.3	Shares
(a)	The Shareholder will procure that the Company shall not:
(i)	purchase, cancel or redeem any of its shares;
(ii)
issue any further shares (except to the Shareholder and provided such shares are made subject to the terms of this Deed immediately upon the issue thereof in a manner satisfactory to the Security Agent and the terms of paragraph (a) (ii) of Clause 3.2 (Security documentation) are complied with);

(iii)	appoint any further director, officer or secretary of the Company (unless the provisions of paragraph (a) (iii) of Clause 3.2 (Security documentation) are complied with), in each case, without the prior consent in writing of the Majority Lenders.
3.4	Continuing and additional security
(a)
The Security created by Clause 3.1 (Security) and Clause 3.2 (Security documentation) is fixed; and this Deed shall remain in force until the end of the Security Period as a continuing security and, in particular:

(i)
the Security created by Clause 3.1 (Security) and Clause 3.2 (Security documentation) will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part;

(ii)
the Security created by Clause 3.1 (Security) and Clause 3.2 (Security documentation), and the rights of the Security Agent under this Deed, are only capable of being extinguished, limited or otherwise adversely affected by an express and specific term in a document signed by or on behalf of the Security Agent;

(iii)
no failure or delay by or on behalf of the Security Agent to enforce or exercise a Security created by Clause 3.1 (Security) and Clause 3.2 (Security documentation) or a right of the Security Agent under this Deed, and no act, course of conduct, acquiescence or failure to act (or to prevent the Shareholder from taking certain action) which is inconsistent with such a Security or such a right or with such a Security being a fixed security shall preclude or estop the Security Agent (either permanently or temporarily) from enforcing or exercising it or result in a Security expressed to be a fixed security taking effect as a floating security.

(b)
This Deed is in addition to and is not in any way prejudiced by, and shall not prejudice any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or rights to combine accounts in connection with the Finance Documents.

3.5	Waiver of defences
(a)
The obligations of the Shareholder under this Deed and the Security created by this Deed will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 3.5 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Deed or the Security created or intended to be created by this Deed (without limitation and whether or not known to it or any Secured Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(v)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(vii)	any insolvency or similar proceedings.
3.6	Deferral of Shareholder's rights
(a)
All rights which the Shareholder at any time has (whether in respect of this Deed or any other transaction) against the Company, any other Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, the Shareholder will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Deed:

(i)	to be indemnified by an Obligor;
(ii)	to claim any contribution from any third party providing security for, or any guarantor of, any Obligor's obligations under the Finance Documents;
(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Shareholder has given a guarantee, undertaking or indemnity under or in connection with this Deed;

(v)	to exercise any right of set-off against any Obligor; and/or
(vi)	to claim or prove as a creditor of any Obligor in competition with any Secured Party.
(b)
If the Shareholder receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Security Agent or as the Security

Agent may direct for application in accordance with clause 33 (payment mechanics) of the Facilities Agreement.
3.7	No obligations imposed on Security Agent
The Shareholder shall remain liable to perform all obligations connected with the Security Assets and the Security Agent shall not, in any circumstances, have or incur any obligation of any kind in connection with the Security Assets.
3.8	Negative pledge
(a)	The Shareholder shall not create or permit to subsist any Security over the Security Assets.
(b)	Paragraph (a) above does not apply to any Permitted Security.
(c)	This Clause 3.8 (Negative pledge) is in addition to, and shall not be limited by, any provision of the Facilities Agreement.
3.9	Disposals
The Shareholder shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of the whole or any part of the Security Assets.
3.10	Release of Security
At the end of the Security Period, the Security Agent shall immediately at the cost of the Shareholder, release the Security constituted by this Deed and return to the Shareholder (or as the Shareholder may direct) the items delivered to the Security Agent pursuant to this Deed (or, in the case of share certificates, their equivalent in respect of type, nominal value, description and amount).
4	DEALINGS WITH SHARES
4.1	Exercise of voting rights etc
(a)
Unless and until an Event of Default has occurred (and notwithstanding any registration of Security Assets in the name of the Security Agent (or its nominee) pursuant to Clause 4.3 (Registration of Security Assets in name of Security Agent)):

(i)
the Shareholder (or its nominee) shall be entitled to exercise, or (as the case may be) direct the exercise of, all voting and/or consensual powers pertaining to the Security Assets or any part of them for all purposes not prejudicial to the Security created by this Deed nor otherwise inconsistent with the terms of this Deed and the other Finance Documents; for the avoidance of doubt, the Shareholder shall not (without the prior written consent of the Security Agent) be entitled to exercise any such powers to effect any amendment or revocation of the Company's constitutional documents;

(ii)
the Security Agent shall not exercise any of the powers of enforcement referred to in Clause 7.1 (Right to enforce Security) and shall not complete, put into effect or utilise any of the items delivered to the Security Agent pursuant to Clause 3.2 (Security documentation); and

(iii)
subject to Clause 4.2 (No obligation on Security Agent in relation to Derivative Assets) and Clause 7.6 (No liability of Security Agent), the Shareholder shall be entitled to receive (directly or, as the case may be, through payment over by the Security Agent or its nominee) and retain any Derivative Assets accruing on or in respect of the Shares which, once received by the Shareholder, shall (for the avoidance of doubt) cease to be part of the Security Assets.
4.2	No obligation on Security Agent in relation to Derivative Assets
The Security Agent shall not have any duty to ensure that any Derivative Assets receivable in respect of the Shares are duly and punctually paid, received or collected as and when they become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Security Assets or to ensure the taking up of any (or any offer of any) Shares or Derivative Assets accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Security Assets.
4.3	Registration of Security Assets in name of Security Agent
The Shareholder hereby authorises the Security Agent to arrange at any time and from time to time (whether before or after the occurrence of an Event of Default) for the Security Assets owned by it (or any part thereof) to be registered in the name of the Security Agent (or its nominee) and held, as so registered, subject to the terms of this Deed.
4.4	Payment of calls and discharge of other obligations by Shareholder
The Shareholder will pay all calls or other payments and will discharge all other obligations and meet all liabilities, which may become due for performance or payment in respect of any of the Security Assets owned by it (including, without limitation, in respect of any Shares registered in the name of the Security Agent (or its nominee) or in respect of any Shares in bearer form pledged to the Security Agent).
5	REPRESENTATIONS
5.1	General
The Shareholder makes the representations and warranties set out in this Clause 5 (Representations) on the date of this Deed.
5.2	Representations
The representations in clauses 18.2-18.10, 18.15 and 18.28 of the Facilities Agreement remain true and not misleading if repeated on the date of this Deed with reference to the circumstances now existing.
5.3	Contents of Finance Documents
The Shareholder is fully familiar with, and agrees to all the provisions of, the Finance Documents to which it is not a party.
5.4	Repetition
The Repeating Representations are deemed to be made by the Shareholder by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
6	PROTECTION OF SECURITY
6.1	Security Agent's right to protect or maintain security
The Security Agent may, but shall not be obliged to, take any action which it may think fit for the purpose of protecting or maintaining the Security created or intended to be created by this Deed or for any similar or related purpose.

6.2	Payment of calls, etc
Without limiting the generality of Clause 6.1 (Security Agent's right to protect or maintain security), if the Shareholder does not comply with Clause 4.4 (Payment of calls and discharge of other obligations by Shareholder), the Security Agent may, if it thinks fit, pay the calls or other payments, discharge the obligations and meet the liabilities of the Shareholder under Clause 4.4 (Payment of calls and discharge of other obligations by Shareholder).  Any sums so paid by the Security Agent shall be repayable by the Shareholder to the Security Agent on demand and pending such repayment shall constitute part of the Secured Liabilities.
6.3	New accounts
Upon:
(a)	a Secured Party receiving notice (either actual or otherwise) of any subsequent Security affecting the Secured Assets or the proceeds of sale of the Secured Assets; or
(b)	the presentation of a petition or the passing of a resolution in relation to the winding up of the Shareholder, any Secured Party may open a new account in the name of the Shareholder with that Secured Party (whether or not it permits any existing account to continue) and if that Secured Party does not open such new account, it shall nevertheless be treated as if it had done so when the relevant event occurred and no moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the Secured Liabilities or the amount recoverable by the Secured Party under any Finance Document to which the Shareholder is a party.
7	ENFORCEABILITY AND SECURITY AGENT'S POWERS
7.1	Right to enforce Security
If an Event of Default occurs and irrespective of whether a notice has been served under clause 27.21 (acceleration) of the Facilities Agreement and without the necessity for the Security Agent to serve any notice or take any other action or for any court order in any jurisdiction to the effect that an Event of Default has occurred or that the Security constituted by this Deed has become enforceable:
(a)	the Security constituted by this Deed shall immediately become enforceable;
(b)
the Security Agent shall be entitled then or at any later time or times to exercise the powers set out in Clause 7.2 (Right to take possession, exercise rights etc) and in any other Finance Document; and

(c)	the Security Agent shall be entitled then or at any later time or times:
(i)
to exercise the powers possessed by it as holder of security in respect of the Security Assets conferred by the law of any country or territory in which the Security Assets are physically present or deemed to be sited and the courts of which have or claim any jurisdiction in respect of the Shareholder or any item of the Security Assets; and

(ii)
without limiting the scope of the Security Agent's powers under sub-paragraph (i) above, to exercise the powers possessed by it as a creditor or as a person with a Security in the Security Assets conferred by English Law.

7.2	Right to take possession, exercise rights etc
If the Security constituted by this Deed has become enforceable, the Security Agent shall be entitled then or at any later time or times:
(a)	to exercise the power of sale and other powers conferred by Section 101 of the Law of Property Act, 1925 as varied or amended by this Deed;
(b)	to exercise solely and exclusively all voting and/or consensual powers pertaining to the Shares or any of them and to exercise such powers in such manner as the Security Agent may think fit;
(c)
in connection with, or in order to facilitate, a sale of the Shares, to remove the then existing Directors and Officers (with or without cause) by presenting the Letters of Resignation delivered pursuant to this Deed or otherwise and appoint replacements;

(d)
to receive and retain all Derivative Assets accruing on or in respect of the Shares or any of them, such Derivative Assets to be held by the Security Agent, until applied in the manner described in Clause 10 (Application of Moneys), as additional security pledged under and subject to the terms of this Deed, and any such Derivative Assets received by the Shareholder after such time shall be held in trust by the Shareholder for the Security Agent and paid or transferred to the Security Agent on demand;

(e)
to sell the Shares or any part thereof at such place and in such manner and at such price or prices as the Security Agent may deem fit, and upon any such sale the Security Agent shall have the right to deliver, assign and transfer to each purchaser thereof the Shares so sold;

(f)
to collect, recover and give good discharge for any moneys or claims forming part of, or arising in relation to, any Security Assets and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(g)
to take over or commence or defend (if necessary using the name of the Shareholder) any claims or proceedings relating to, or affecting, any Security Assets which the Security Agent may think fit and to abandon, release or settle in any way such claims or proceedings; and

(h)	generally, to enter into any transaction or arrangement of any kind and to do anything in relation to any Security Assets which the Security Agent may think fit.
7.3	Right to appoint Receiver
If the Security constituted by this Deed has become enforceable, the Security Agent may appoint a receiver and/or manager (or joint receivers and/or managers) of any and all items of the Security Assets, and the provisions of Clause 8 (Receiver) shall apply.
7.4	Financial Collateral Arrangement
(a)
It is intended that this Deed shall take effect as a Financial Collateral Arrangement as defined in Part 1 Clause 3 of the Financial Collateral Arrangements (No. 2) Regulations 2003 2003 (SI 2003 No. 3226) as amended (the "Regulations").

(b)
To the extent that the Security Assets constitute "financial collateral" and this Deed and the obligations of the Shareholder under this Deed constitute a "security financial collateral arrangement" (in each case for the purpose of and as defined in the Regulations), the Security Agent shall have the right at any time after the Security constituted by this Deed has become enforceable, to appropriate all or any part of such financial collateral in or towards the satisfaction of the Secured Liabilities.  For this purpose, the Parties agree that the value of the Shares so appropriated shall be their market price determined by the Security Agent by reference to a public index or by such other process as the Security Agent may select, including independent valuation.  The parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
7.5	Law of Property Act 1925 not applicable
The Shareholder:
(a)	waives the entitlement conferred by section 93 of the Law of Property Act 1925; and
(b)	agrees that section 103 of that Act shall not apply to the Security created by this Deed.
7.6	No liability of Security Agent
(a)	Neither the Security Agent nor any Delegate shall be obliged to:
(i)	check the nature or sufficiency of any payment received by it or him under this Deed; or
(ii)	preserve, exercise or enforce any right forming part of, or relating to, any Security Assets.
(b)
In addition to, and without limiting, any exclusion or limitation of liability of any Secured Party under any Finance Document, neither the Security Agent nor any Delegate shall have any liability to any Obligor:

(i)	for any loss caused by an exercise of, or failure to exercise, rights under or enforcement of, or failure to enforce any Security created by this Deed;
(ii)
as mortgagee in possession or otherwise, to account for any income or principal amount which might have been produced or realised from any asset forming part of or subject to any Security created by this Deed; or

(iii)	as mortgagee in possession or otherwise, for any reduction in the value of any asset forming part of or subject to any Security created by this Deed.
7.7	No requirement to commence proceedings
Neither the Security Agent nor any other Secured Party will need to commence any proceedings under, or enforce any Security created by, the Facilities Agreement or any other Finance Document before commencing proceedings under, or enforcing any Security created by, this Deed.
7.8	Conclusive evidence of certain matters
As against the Shareholder:
(a)	any judgment or order of a court in England, Greece or Marshall Islands in connection with the Facilities Agreement;
(b)	any statement or admission of the Company or any other Obligor in connection with the Facilities Agreement, shall be binding and conclusive as to all matters of fact and law to which it relates.

7.9	Prior Security
(a)	At any time after the Security created by this Deed has become enforceable, the Security Agent may:
(i)	redeem any prior Security over all or any part of the Secured Assets;
(ii)	procure the transfer of that Security to itself; and/or
(iii)	settle the accounts of any prior mortgagee, chargee or encumbrancer and any accounts so settled will be, in the absence of manifest error, conclusive and binding on the Shareholder.
(b)
The Shareholder shall pay to the Security Agent immediately upon demand the costs and expenses incurred by the Security Agent in connection with any such redemption, settlement and/or transfer including the payment of any principal or interest.

7.10	No proceedings
No Party (other than the Security Agent or any Delegate) may take any proceedings against any officer, employee or agent of the Security Agent or Delegate in respect of any claim it might have against the Security Agent or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Deed or any Security created or intended to be created by this Deed and any officer, employee or agent of the Security Agent, or Delegate may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Rights Act.
8	RECEIVER
8.1	Appointment of Receiver
(a)	An appointment of a Receiver shall be by deed or, at the Security Agent's option, by a document signed by any of its officers.
(b)	An appointment in respect of some only of the Secured Assets may later be extended to all or any part of the remaining Secured Assets.
8.2	Relationship with Security Agent
(a)	The Security Agent may exercise any of the powers conferred by this Deed while a Receiver is in office and is acting.
(b)
To the fullest extent permitted by law, a Receiver shall be the Shareholder's agent, and the Shareholder shall be responsible, to the exclusion of any liability on the part of the Security Agent and the other Secured Parties, for his remuneration and for his contracts, acts and defaults.

8.3	Powers of Receiver
(a)
A Receiver shall have all the powers conferred by Clause 7.2 (Right to take possession, exercise rights etc) as if references to the Security Agent in Clause 7.2 (Right to take possession, exercise rights etc) were references to the Receiver, and all the powers conferred on a Receiver by the Law of Property Act 1925.

(b)
In the case of joint Receivers, any of the powers (including the discretions) conferred by this Deed or by the general law (including the Insolvency Act 1986) may be exercised by any one or more of them, unless their appointment specifically states the contrary.

8.4	Receiver as Shareholder's attorney
The Shareholder irrevocably and by way of security appoints every Receiver its attorney on its behalf and in its name or otherwise to execute or sign any document and do any act or thing which that Receiver considers necessary or desirable with a view to or in connection with any exercise or proposed exercise of any of his powers.
8.5	Delegation
A Receiver may delegate to any person or persons any of the powers (including the discretions) conferred on him by, or pursuant to, this Deed and may do so on terms authorising successive sub-delegations.
8.6	Removal and replacement
(a)	The Security Agent may remove a Receiver, with or without appointing another Receiver; such a removal may be effected by a document signed by any of the Security Agent's officers.
(b)	The Security Agent may appoint a Receiver to replace a Receiver who has resigned or for any other reason ceased to hold office.
8.7	Remuneration and expenses
(a)	The remuneration of a Receiver shall be fixed by the Security Agent and the maximum rate specified in Section 109(6) of the Law of Property Act 1925 will not apply.
(b)
A Receiver shall be entitled to retain out of any money received by him such amounts in respect of his expenses (or to cover estimated future expenses) as he may from time to time agree with the Security Agent.

9	PROTECTION OF THIRD PARTIES
No person dealing with the Security Agent, any other Secured Party or any Delegate shall be concerned to enquire:
(a)	whether the rights conferred by or pursuant to any Finance Document are exercisable or have been properly exercised;
(b)	whether any Secured Liabilities remain owing;
(c)	whether any laws, directions, restrictions, consents and/or, regulations affecting the rights of the Security Agent or any Secured Party have been obtained or complied with; or
(d)	as to the application of any monies received by the Security Agent.
10	APPLICATION OF MONEYS
10.1	General
(a)	All sums received by the Security Agent under this Deed shall be held by the Security Agent upon trust:
(i)	first to pay or discharge any expenses or liabilities (including any interest) which have been paid or incurred by the Security Agent in or in connection with the exercise of its powers; and

(ii)	second to pay the balance over to the Facility Agent for application in accordance with clause 34.5 (application of receipts; partial payments) of the Facilities Agreement.
11	FURTHER ASSURANCE
Clause 22.27 (further assurance) of the Facilities Agreement applies to this Deed as if it were expressly incorporated in it with any necessary modifications.
12	POWER OF ATTORNEY
12.1	Appointment
The Shareholder, by way of security for the performance of its obligations under this Deed, irrevocably appoints (with full power of substitution) the Security Agent as its attorney-in-fact:
(a)
to do all acts and execute or sign all documents which the Shareholder itself can do and execute in relation to the Security Assets, including, without limitation, all acts and documents necessary to realise and dispose of the Security Assets (including a sale of the Shares) by such means and on such terms as the Security Agent may determine; and

(b)
to do all acts and things and execute or sign all documents which the Shareholder is obliged to do, execute or sign under this Deed and which it has failed so to do, execute or sign immediately upon the Security Agent's first written demand, provided that the power of attorney constituted by paragraph (a) of this Clause 12.1 (Appointment) shall be exercisable only on the occurrence of an Event of Default which is continuing.
12.2	General power of attorney
The power of attorney constituted by Clause 12.1 (Appointment) shall be a general power of attorney.
12.3	Ratification of actions of attorney
The Shareholder ratifies and confirms, and agrees to ratify and confirm, any act, deed or document which the Security Agent (or any Delegate or substitute) does or executes pursuant to its terms.
12.4	Conclusiveness of exercise
The exercise of the power of attorney constituted by Clause 12.1 (Appointment) shall not put any person dealing with the Security Agent (or any Delegate or substitute) on enquiry whether, by its terms, the power of attorney is exercisable and the exercise by the Security Agent (or any Delegate or substitute) of its powers shall, as between the Security Agent (or any Delegate or substitute) and any third party, be conclusive evidence of the Security Agent's right (or the right of any Delegate or substitute) to exercise the same.
12.5	Delegation
The Security Agent may delegate to any person or persons all or any of the powers and discretions conferred on the Security Agent by Clause 12 (Power of Attorney) and may do so on terms authorising successive sub-delegations.

12.6	Duration
The power of attorney constituted by Clause 12.1 (Appointment) shall be granted for the duration of the Security Period.
13	INCORPORATION OF FACILITIES AGREEMENT PROVISIONS
13.1	Incorporation of specific provisions
The following provisions of the Facilities Agreement apply to this Deed as if they were expressly incorporated in this Deed with any necessary modifications:
clause 12.2 (tax gross-up);
clause 35.6 (no set-off by Obligors);
clause 37 (notices);
clause 39 (partial invalidity);
clause 40 (remedies and waivers);
clause 42 (irrevocable payment);
clause 43 (amendments and waivers);
clause 45 (counterparts); and
clause 46 (bail-in).
13.2	Incorporation of general provisions
Clause 13.1 (Incorporation of specific provisions) is without prejudice to the application to this Deed of any provision of the Facilities Agreement which, by its terms, applies or relates to the Finance Documents generally or this Deed specifically.
14	INDEMNITIES
14.1	Indemnity to the Security Agent
(a)
In addition to, and without limiting, any indemnity in favour of any Secured Party under any Finance Document, the Shareholder shall promptly indemnify the Security Agent and any Delegate against any cost, loss or liability incurred by any Secured Party:

(i)	in relation to or as a result of:
(A)	the taking, holding, protection or enforcement of this Deed and the Security created, or intended to be created, by this Deed;
(B)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and any Delegate by this Deed or by law;
(C)	any default by the Shareholder in the performance of any of the obligations expressed to be assumed by it in this Deed;
(D)	any action by the Shareholder which vitiates, reduces the value of, or is otherwise prejudicial to, the Security created or intended to be created by this Deed,

(ii)
which otherwise relates to any of the Security Assets or the performance of the terms of this Deed (otherwise than as a result of the Security Agent's or any Delegate's gross negligence or wilful misconduct).

(b)
The Security Agent and any Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.1 (Indemnity to the Security Agent) and shall have a lien on the Security Assets and the proceeds of the enforcement of the Security Assets for all moneys payable to it.

15	LIMITATION OF LIABILITY OF SHAREHOLDER
It is expressly understood and agreed by and among the Parties hereto that, except as otherwise expressly provided herein:
(a)
this Deed is executed and delivered by the Shareholder not by the Trustee in its individual capacity but solely as trustee under the Trust Agreement for and on behalf of the Trust in the exercise of the power and authority conferred and vested in it as trustee;

(b)
each of the representations, undertakings and agreements made herein by the Shareholder are not personal representations, undertakings and agreements of the Trustee, but are binding only on the trust estate and the Trust and the liability of the Shareholder shall be limited to the assets of the trust estate and the Trust;

(c)
nothing therein contained shall be construed as creating any liability of the Trustee, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of, the Shareholder, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under them;

16	COSTS AND EXPENSES
16.1	Transaction expenses
The Shareholder shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any Secured Party in connection with the negotiation, preparation, printing, execution and syndication and perfection of:
(a)	this Deed and any other documents referred to in this Deed; and
(b)	any other Finance Documents executed after the date of this Deed.
16.2	Amendment costs
If:
(a)	the Shareholder requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to clause 35.9 (change of currency) of the Facilities Agreement; or
(c)	the Shareholder requests and the Security Agent agrees to, the release of any part of the Security Assets from the Security created by this Deed, the Shareholder shall, within three Business Days of demand, reimburse the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by each Secured Party in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs
The Shareholder shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, this Deed and the Security created or intended to be created by this Deed and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security created or intended to be created by this Deed or enforcing those rights.
17	SUPPLEMENTAL
17.1	No restriction on other rights
Nothing in this Deed shall be taken to exclude or restrict any power, right or remedy which the Security Agent or any other Secured Party may at any time have under:
(a)	any other Finance Document; or
(b)	the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Shareholder or any item of the Security Assets.
17.2	Exercise of other rights
The Security Agent may exercise any right under this Deed before it or any other Secured Party has exercised any right referred to in paragraphs (a) or (b) of Clause 17.1 (No restriction on other rights).
17.3	Settlement or discharge conditional
Any settlement or discharge under this Deed between the Security Agent or any other Secured Party and the Shareholder shall be conditional upon no security or payment to the Security Agent or any other Secured Party by the Shareholder or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.
18	TRANSFER BY SECURITY AGENT
The Security Agent may:
(a)	assign any of its rights; or
(b)	transfer any of its rights and obligations (including, in each case, any Security Assets) under this Deed in accordance with the provisions of the Facilities Agreement.
19	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
20	ENFORCEMENT
20.1	Jurisdiction
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a "Dispute").

(b)	The Shareholder accepts that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.
(c)
This Clause 20.1 (Jurisdiction) is for the benefit of the Security Agent only.  As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

20.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, the Shareholder:
(i)
irrevocably appoints Ince Process Agents Ltd of 2 Leman Street, London E1 8QN, U.K. as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Shareholder of the process will not invalidate the proceedings concerned.
(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Shareholder must immediately (and in any event within three days of such event taking place) appoint another agent on terms acceptable to the Security Agent.  Failing this, the Security Agent may appoint another agent for this purpose.

This Deed has been executed as a Deed and delivered on the date stated at the beginning of this Deed.

SCHEDULE 1
INSTRUMENT OF TRANSFER
Drillship Alonissos Stock Trust of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 in consideration of the sum of One United States Dollar (US$1) paid to us by                                         (hereinafter called the "Transferee") does hereby transfer to the Transferee five hundred (500) shares (represented by Share Certificate number 2) in Drillship Alonissos Shareholders Inc.
IN WITNESS whereof Drillship Alonissos Stock Trust has caused this Instrument of Transfer to be duly executed on ____, _____________.
SIGNED by	)
[—]	)
for and on behalf of	)
DRILLSHIP ALONISSOS STOCK TRUST ))
in the presence of:	)

SCHEDULE 2
IRREVOCABLE PROXY AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that Drillship Alonissos Stock Trust (the "Shareholder") being the registered, legal and beneficial owner of the entire share capital (500 shares (represented by share certificate number 2) (the "Shares") of Drillship Alonissos Shareholders Inc., a Marshall Island corporation (the "Company") HEREBY MAKES CONSTITUTES AND APPOINTS DNB BANK ASA (the "Security Agent") and with full power of substitution as the true and lawful attorney and proxy of the Shareholder to appear, act and vote upon and in all matters which may arise at any meetings of the stockholders of the Company and at any adjournments thereof and to take any and all such action by unanimous written consent in lieu of such a meeting for the transaction of any business which may lawfully come or which has come before any such meeting (including, without limitation, the removal of all or any Directors or Officers of the Company, with or without cause) as fully as the Shareholder would do if personally present and to waive notice of any such meeting, hereby revoking with effect from the date hereof all or any proxies and/or powers of attorney previously given in favour of any other person or persons in relation to the Shares.
The Shareholder hereby ratifies and confirms all that the Security Agent or any substitute or substitutes shall do or cause to be done by virtue of this Proxy and Power of Attorney.
The Shares have been mortgaged, charged and pledged to the Security Agent on behalf of certain banks and financial institutions by a Deed dated [—] (the "Deed") and this Proxy and Power of Attorney is given by way of security and shall remain irrevocable for as long as any moneys secured by the Deed remain outstanding (irrespective of whether such period shall be longer than eleven (11) months after the date hereof).
IN WITNESS WHEREOF the Shareholder has caused this Proxy and Power of Attorney to be duly executed and delivered as a Deed on [—].
EXECUTED AS A DEED	)
by DRILLSHIP ALONISSOS STOCK TRUST	)
acting by [—]	)
in the presence of:	)

SCHEDULE 3
LETTER OF RESIGNATION
To:	Drillship Alonissos Shareholders Inc. (the "Company")
Dear Sirs,
I, [—], hereby resign from any position as a Director [and [—]] of the Company with effect from the date of this letter.
I hereby confirm that I have no claim whatsoever against the Company for loss of office or otherwise.
Yours faithfully,

[—]
(Director [/[—]])

SCHEDULE 4
LETTER OF AUTHORISATION
To:          DNB BANK ASA (the "Security Agent")
Date: [—]
Dear Sirs,
Drillship Alonissos Shareholders Inc. (the "Company")
I, the undersigned, being a Director [and the [—]] of the Company refer to:
(a)
the Facilities Agreement dated [—] (as the same may from time to time be supplemented and/or amended the "Facilities Agreement") entered into between (i) the Company as borrower, (ii) the Guarantors, (iii) the Lenders, (iv) the Facility Agent and (v) the Security Agent (all as defined therein);

(b)
the Deed dated [—] (as the same may from time to time be supplemented and/or amended the "Deed") entered into by Drillship Alonissos Stock Trust, as Shareholder of the Company, in favour of the Security Agent.

I hereby irrevocably authorise the Security Agent, at any time following the occurrence of an Event of Default (as defined in the Deed), to date, deliver and otherwise put into full effect the undated letter of resignation delivered or to be delivered by myself to the Security Agent pursuant to the Deed.
I confirm that I am familiar with the provisions of the Deed.
Yours faithfully,
[—]
 (Director[Officer/Secretary])

SCHEDULE 5
COPY SHARE CERTIFICATE

EXECUTION PAGE
SHAREHOLDER

EXECUTED AS A DEED
on behalf of DRILLSHIP ALONISSOS STOCK TRUST
acting by
In the presence of:

Witness' signature:              /s/ Edgar Perez
Witness' name:                    Edgar Perez
Witness' address:               Wilmington Trust Company
1100 North Market Street
 Wilmington, DE  19890
	) ) ) ) ) ) ) ) ) )	/s/ Scott Wetzel Scott Wetzel Financial Services Officer

SECURITY AGENT

EXECUTED AS A DEED by DNB BANK ASA acting by in the presence of: Witness' signature: /s/ Joanna Sissens Witness' name: Joanna Sissens Witness' address: Solicitor London EC2A 2HB	) ) ) ) ) ) ) ) )	/s/ Ida Marie Oedegaard Ida Marie Oedegaard Attorney-in-Fact